Exhibit 99

Anadarko Announces a Senior Management Retirement and Two Promotions

    HOUSTON--(BUSINESS WIRE)--May 17, 2005--Anadarko Petroleum Corporation (NYSE:APC) today announced an executive retirement and two promotions in its senior management team.
    James R. Larson, Senior Vice President, Finance and Chief Financial Officer, has chosen to retire from Anadarko.
    "Jim Larson has been an instrumental part of Anadarko for almost 25 years, in fact since the very early days of this company. Every individual has the right to choose when they want to retire and Jim is making that choice now," said Jim Hackett, Anadarko President and CEO. "He plans to retire by the end of this year, but he has assured us he will be available to help us find a replacement and make a reasonable transition. We will truly miss working with Jim and his skills have been invaluable, especially most recently as he has helped develop and execute on our refocused strategy."
    "I have thought long and hard about this decision and believe that now is a good time for me to retire from Anadarko," said Jim Larson. "I have my health and want time to enjoy it, and the company is healthy as well. I've been fortunate to have been given many exciting professional opportunities here. I have been a part of Anadarko's history from the original spin-off from Panhandle Eastern, to the merger with Union Pacific Resources in 2000 and especially over the last year as we have executed on our refocused strategy. I believe
I have helped contribute to the overall financial strength of Anadarko."
    Karl F. Kurz, formerly Vice President, Marketing, has been promoted to Senior Vice President - Marketing and General Manager - U.S. Onshore. He will take on the additional leadership role of directing the activities of the company's foundation assets in the U.S. onshore areas and will continue to have responsibility for Anadarko's oil and gas marketing and hard minerals business.
    "Karl has proven to be an extremely capable and talented leader over the years as he has led our marketing and minerals operations," said Jim Hackett, Anadarko President and CEO. "I am certain he will add value to our U.S. onshore portfolio, which is an important area of focus for our company."
    Michael O. Bridges, currently General Manager - Canada and President - Anadarko Canada Corporation (ACC), has been promoted to Vice President - Canada for Anadarko Petroleum Corporation. He will continue to serve as President of ACC.
    "Canada is a region that continues to hold considerable promise for Anadarko and Mike's leadership there over the past year has put the Canada team on track to deliver on its goals and continue to generate increased shareholder value," Hackett added. "This promotion names Mike as a corporate officer of APC and emphasizes the importance of his leadership role and the role Canada will play in our future."

    Anadarko Petroleum Corporation's mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world's health and welfare. As of year-end 2004, the company had
2.37 billion BOE of proved reserves, making it one of the world's largest independent exploration and production companies. Anadarko's operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar, and exploration or production positions in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

    CONTACT: Anadarko Petroleum Corporation, Houston
             Media Contacts:
             Teresa Wong, 832-636-1203
             teresa_wong@anadarko.com
             or
             Investor Contacts:
             David Larson, 832-636-3265
             david_larson@anadarko.com
             or
             Stewart Lawrence, 832-636-3326
             stewart_lawrence@anadarko.com